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                           New York, New York, March 4, 2004 (NASDAQ: NTLI)

ntl Incorporated announces proposed refinancing
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New York, New York (March 4, 2004) - ntl Incorporated today announced that it is evaluating a possible refinancing transaction in order to take advantage of market conditions. The refinancing would most likely consist of a new senior secured credit facility and a high yield bond offering, although no assurance can be given as to the timing or success of any refinancing.

The proposed senior secured credit facility, if consummated on the terms contemplated, would provide ntl with up to (pound)2.425 billion and would be led by Credit Suisse First Boston, Deutsche Bank AG London, Goldman Sachs and Morgan Stanley as joint arrangers and bookrunners.

The high yield bonds would be offered only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933, as amended) and/or to non-U.S. persons pursuant to Regulation S under the 1933 Act.

ntl intends to use the net proceeds of the proposed refinancing transaction, together with cash on hand, to repay in full the group's existing (pound)2.785 billion senior credit facilities and certain other indebtedness of the group. The aim of the new financing is to extend the maturity of ntl's indebtedness and to provide a lower-cost and more flexible capital structure.


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Forward-Looking Statements

The matters discussed in this press release include forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of credit markets and the risk factors set forth in ntl's most recent reports filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. ntl undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL. THE SECURITIES OF THE COMPANY DESCRIBED HEREIN HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES, EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

THE INFORMATION CONTAINED IN THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER OF SECURITIES TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995. NO PROSPECTUS OFFERING SECURITIES TO THE PUBLIC WILL BE PUBLISHED IN THE UNITED KINGDOM. PERSONS RECEIVING THIS COMMUNICATION IN THE UNITED KINGDOM SHOULD NOT RELY ON IT OR ACT ON IT IN ANY WAY.

THE OFFERING MAY BE RESTRICTED IN CERTAIN OTHER COUNTRIES AND SUCH RESTRICTIONS, IF ANY, WILL BE INCLUDED IN THE PROSPECTUS.



FOR MORE INFORMATION CONTACT:

INVESTOR RELATIONS:
US: Patti Leahy, +1 610 667 5554
UK: Virginia Ramsden, +44 (0)20 7967 3338

MEDIA:

Justine Parrish, +44 (0)20 7746 4096 / (0)7966 421 991
Alison Kirkwood, +44 (0)7788 186 154

Buchanan Communications
Richard Oldworth or Mark Edwards, +44 (0)20 7466 5000